EXHIBIT 23


                         Consent of Independent Auditors



We consent to the incorporation by reference in this Annual Report (Form 10-K) of Wachovia Corporation of our report dated January 19, 2000, included in the 1999 Annual Report to Shareholders of Wachovia Corporation.

We consent to the incorporation by reference in the Registration Statements (Form S-3: Nos. 33-2232, 333-59165, 333-79183, 333-90161 and Form S-8: Nos.
2-99538, 33-34386, 33-35357, 33-53325, 333-02239, 333-32255, 333-36889,
333-37339, 333-45099, 333-68823, 333-81627 and 333-83583) of Wachovia
Corporation and in the related Prospectuses of our report dated January 19, 2000, with respect to the consolidated financial statements of Wachovia Corporation incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 1999.




                                                               Ernst & Young LLP

Winston-Salem, North Carolina
March 27, 2000





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